Exhibit 10.24

Adicet Bio, Inc.

November 1, 2017

Carrie A. Krehlik,

Re:	Employment Offer

Dear Carrie,

Adicet Bio, Inc., a Delaware corporation (the “Company”), is pleased to make you an offer of employment on the following terms and conditions:

1.    Position and Duties. You will serve as SVP, Chief Human Resource Officer and shall perform such duties as are ordinary, customary and necessary in such role. You will report initially to Company’s Chief Executive Officer and thereafter to such person as the Company may designate. Your start date with the Company shall be November 27, 2017, or such earlier date as agreed to by you and the Company’s Chief Executive Officer. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. Without the prior written consent of the Company’s Chief Executive Officer, you will not engage in other employment or in any activities that could interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company or that would be detrimental to the interests of the Company.

2.    Compensation and Benefits.

a)

Salary. The Company agrees to pay you an annual salary of $275,000 (“Base Salary”), less all required deductions and withholdings, payable as earned in accordance with the Company’s customary payroll practices.

b)

Performance Bonus. You will be eligible to earn an annual performance bonus of up to 30% of your Base Salary, based on achievement of performance targets established by the Company. The amount of any such bonus will be determined in the sole discretion of the Company. You must be employed with the Company on the date such bonus is paid in order to be eligible for any bonus payment. Such bonus will be pro-rated for any partial year of employment.

c)

Stock Options. Subject to approval of the Company’s Board of Directors (the “Board”), you will receive an option to purchase 150,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2015 Stock Incentive Plan. The per share exercise price of the Option will be equal to the per share fair market value of the Company’s common stock on the date of grant, as determined by the Board. The Option will be contingent upon you executing the Company’s standard stock option agreement. So long as you continue in service with the Company, the Option will vest and become exercisable with respect to 25% of the shares subject to the Option on the one-year anniversary of your start date, and with respect to the balance, in thirty-six (36) equal monthly installments upon your completion of each additional month of service thereafter.

d)

Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally, provided you are eligible under (and subject to all provisions of) the plan documents governing those plans.

e)

Other Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company’s business, in accordance with any applicable policy established by the Company from time to time.

3.    At-Will Employment. You will be an “at-will” employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time , with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written agreement signed by you and the Company’s Chief Executive Officer.

4.    Severance.

a)

Severance. Except in situations where your employment is terminated (1) by the Company for Cause (as defined below) or as a result of your death or Disability (as defined below), or (2) by you other than for Good Reason (as defined below), you will be eligible to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)    An amount equal to six (6) months of your then-current Base Salary, less standard withholdings for tax and social security purposes, payable in 6 (6) equal monthly installments commencing within seventy (70) days following the date of termination of employment on the first payroll date following the date the Release (as defined below) becomes irrevocable (with the first payment including any installments that otherwise would have been paid between the date of termination and the date of such first installment); provided, however, that if the seventy (70) day period described above spans calendar years, the payments will commence in the second calendar year.

(ii)    Subject to your timely election under COBRA, payment of your COBRA premiums for six (6) months following the date of the termination of your employment (not to exceed the applicable continuation period) or, if earlier, until such time as you become eligible for similar coverage through another employer. You will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of providing some or all of the payments described in this section, the Company may reduce or eliminate its obligations under this section to the· extent it deems necessary, with no offset or other consideration required.

(iii)    If such termination of employment occurs within twelve months following a Liquidation (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended, modified or restated from time to time), the vesting of all unvested restricted stock, options or other equity incentive awards then held by you shall be accelerated such that all such restricted stock, options or other equity awards shall be deemed vested in full.

b)

Eligibility. Your eligibility for the Severance Benefits is conditioned on you having first signed a release agreement in the form attached as Exhibit B (the “Release”) and such Release becoming effective pursuant to its terms no later than sixty (60) days following the date of termination of your employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you forfeit any rights to the Severance Benefits described in this Section 4. In no event will any Severance Benefits be paid under this Section 4 until the Release becomes effective and irrevocable and the Severance Benefits will commence or be provided once the Release becomes effective and irrevocable. You agree that the Company shall have a right of offset against all severance payments for amounts owed to the Company by you (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law. The Severance Benefits shall be in lieu of any other severance payments, severance benefits and severance protections to which you may be entitled under any severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates. Except as specifically provided in this Section 4 or in another section of this letter agreement, or except as required by law, all benefits provided by the Company to you under this letter agreement or otherwise shall cease as of the date of termination of your employment. You shall not be entitled to any Severance Benefits if your employment is terminated (1) by the Company for Cause or as a result of your death or Disability, or (2) by you other than for Good Reason.

c)

Certain Tax Provisions. It is intended that the terms of this offer of employment comply with Section 409A of the Code, and related Treasury regulations (“Section 409 A”) or an exemption therefrom, and the terms of this offer of employment will be interpreted accordingly; provided, however, that the Company, its affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to you with respect to any taxes, penalties, interest or other costs or expenses you or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this offer of employment, with respect to any amounts under this offer of employment that are determined to be deferred compensation for purposes of Section 409A and payable as a result of the your termination of employment, you shall not be deemed to have terminated employment unless and until you have experienced a “separation from service” (as that term is used in Section 409A). Payments pursuant to this offer of employment are intended to constitute separate payments for purposes of Treasury Regulation Section l.409A-2(b)(2)(i) and payments of continued salary pursuant to Section 4(a)(i) are intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Any reimbursements or in-kind benefits provided to you or for your benefit that constitute deferred compensation for purposes of Section 409 A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(v). Accordingly, (i) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (ii) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

d)	Certain Definitions. For purposes of this letter agreement:

(i)    “Cause” shall mean: (A) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or its affiliates, including, but not limited to, misappropriation of trade secrets, fraud or embezzlement; (B) material breach of any agreement with the Company or its affiliates; (C) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (D) your willful refusal to implement or follow a lawful policy or directive of the Company or its affiliates; or (E) your engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

(ii)    “Disability” means disability as defined under the long-term disability policy of the Company regardless of whether you are covered by such policy. If the Company does not have a long-term disability plan in place, “Disability” means that, in the sole opinion of the Company, you are unable to carry out the responsibilities and functions of the position you hold by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days or more than one hundred and twenty days (120) in any twelve-month period.

(iii)    “Good Reason” means any of the following events if (A) such event is affected without your consent, (B) you provide written notice to the Company that such event constitutes Good Reason within thirty (30) days of the occurrence thereof, (C) you provide the Company with a period of twenty (20) days to cure such event, and (D) the Company fails to cure such event within that period: (1) a change in your position with the Company which materially and substantially reduces your level of responsibility or duties;

provided, however, that if the Company is being acquired and made part of a larger entity, a change in your position shall not constitute Good Reason if such change does not result in a material and substantial reduction in your level of responsibility or duties with respect to the Company’s business operations (whether as a subsidiary, business unit, division or otherwise of the acquirer) following such acquisition; (2) a material reduction in your Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (3) a relocation of your principal place of employment by more than seventy five (75) miles from the Company’s current headquarters.

5.    Representations and Warranties. You hereby represent and warrant as follows:

a)

Neither your execution and delivery of this letter agreement nor the performance of your duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract , or other instrument to which you are a party or by which you are bound (whether immediately, upon the giving of notice or lapse of time or both).

b)

You have the full right, power and legal capacity to enter and deliver this letter agreement and to perform your duties and other obligations hereunder. This letter agreement constitutes the legal, valid and binding obligation of you enforceable against you in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this letter agreement or perform your duties and other obligations hereunder.

6.    Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to you:

a)

Executing the Company’s form of Employee Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which, among other things , prohibits unauthorized use or disclosure of the Company’s proprietary information;

b)

Satisfying the requirements of the Immigration Control and Reform Act of 1986, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (e.g. an original driver’s license and social security card, or a passport).

c)	Satisfactorily completing a background check investigation.

d)	Notwithstanding anything to the contrary, this offer may be withdrawn by the Company at any time by the Company’s Chief Executive Officer prior to the execution of this letter agreement by you.

Please indicate your acceptance to the foregoing terms by signing this letter agreement where indicated below and returning it to me not later than November 7, 2017. This letter agreement sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified in any way except in a writing signed by an officer of the Company and you.

We look forward to you accepting our offer and becoming part of the Company’s team.

Best regards,

Adicet Bio, Inc.

By:	/s/ Brian Hogan
Name:	Brian Hogan
Title:	CFO

AGREED TO AND ACCEPTED BY:

By:	/s/ Carrie A. Krehlik
Name:	Carrie A. Krehlik

Date:	November 3, 2017